Contact:   Chris Paterson
           Chief Executive Officer
           (954) 796-3651
           cpaterson@careguide.com

                CAREGUIDE ANNOUNCES PROFITABLE RESULTS
                    FOR QUARTER ENDED JUNE 30, 2006
                      -------------------------
          Company to Host Conference Call to Discuss Results
            on Wednesday, August 16, 2006, at 11:00 a.m. ET

Highlights:
o    Second consecutive quarter of profitability;
o    EBITDA up substantially over prior year;
o    Strong balance sheet;
o Three Utilization Review Accreditation Committee (URAC) accreditations; and
o    Expects to change its fiscal year end from March 31 to December
     31.

Coral Springs, Florida (August 15, 2006) - Patient Infosystems, Inc. and subsidiaries, d/b/a CareGuide (the Company) (OTCBB: PATY), a national disease and healthcare management company, today announced results for its quarter ended June 30, 2006.

For the quarter ended June 30, 2006, the Company reported revenues of $13.8 million compared with $14.6 million for the quarter ended June 30, 2005, representing a decrease of 5.2%, primarily as a result of a shift in the Company's revenue base from "at-risk" to "administrative services only" accounts. Net income for the quarter ended June 30, 2006, was $129,000 as compared with a net loss of $731,000 for the same period in the prior year. Income from continuing operations for the quarter ended June 30, 2006, was $415,000, as compared with a loss from continuing operations of $952,000 for the same quarter in 2005. The Company's earnings before interest and investment gains or losses, taxes, depreciation and amortization (EBITDA) from continuing operations, which the Company believes provides useful information to management and investors regarding the financial and business trends relating to its results of operations, was $1.5 million, compared with a loss of $348,000 for the same quarter in 2005. Included in the net income and EBITDA for the quarter ended June 30, 2006, was a release of claim reserves aggregating $1.2 million. Of this amount, $0.8 million was for claims incurred prior to January 1, 2006, and the remaining $0.4 million was for claims incurred during the months of January through March 2006.

During the quarter ended June 30, 2006, the Company announced that it would begin operating under the name CareGuide, which the Company believes more effectively encompasses both the legacy organizations and reflects the Company's objective of guiding individuals toward self management of their healthcare needs.

In commenting on the results, Chris E. Paterson, president and chief executive officer of CareGuide, said, "Historically, a majority of the Company's revenues were derived from risk-based contracts; however, the Company's growth strategy includes a diversification of the Company's revenue sources to include more administrative and fee contracts (ASOs), where the Company's exposure to increases in the cost of providing services is limited. Total revenues for the quarter ended June 30, 2006, declined over the prior year period while ASO revenue more than doubled to $4.9 million in the quarter ended June 30, 2006, compared with $2.4 million in the same quarter of 2005. This revenue shift was primarily due to the merger with Patient Infosystems and also reflects the addition of new ASO contracts. The Company expects its revenue base for ASO contracts to increase in 2006 and 2007 as CareGuide continues to establish itself as a chronic care and disease management company. The Company was also pleased that EBITDA for the quarter increased to $1.5 million from a loss of $348,000 in the prior year period. In addition, we have a solid balance sheet with cash and cash equivalents of $7.8 million and positive working capital of $2.2 million."

Mr. Paterson added, "While we are excited about profitability, what continues to be the driving force of this business is the potential that is on the horizon. We are convinced that we have a strong business model that will make the best use of technology to deliver superior care and services to those who most need it. These services are matched to the right individual in the right setting at the right time, all of which translates into cost-effective care to members and strong relationships with our customers."

On July 28, 2006, the Company was notified that three of its products were awarded a two-year accreditation by the Utilization Review Accreditation Committee (URAC), demonstrating the Company's compliance with URAC's rigorous accreditation standards. To achieve URAC accreditation, an organization undergoes a through evaluation of its processes and structures. The accreditation process includes a review of an applicant's documents and policies, as well as an onsite operational assessment. URAC accreditation is granted by the Accreditation and Executive Committees, which are composed of industry experts representing a broad range of healthcare stakeholders.

In closing, Mr. Paterson added, "We believe that we are strategically very well positioned for continued progress and success. We see opportunities in a very fragmented marketplace and the trends toward escalating healthcare costs. In addition, the aging of the U.S. population enhances that opportunity. Also, we benefit from our relatively recent focus on the care and disease management sector given technological developments in the space, our unique portfolio of products and services and a strong management team. We are very optimistic about our growth potential."

The Company also reaffirmed its full calendar year guidance issued in a press release on March 8, 2006. However, the Company did note that it expected revenue would likely be on the low end of the range due in part to delays outside of the Company's control in the implementation of new accounts. For the six months ended June 30, 2006, the Company has reported revenues of $29.5 million and EBITDA of $3.2 million.

The Company intends to change its fiscal year-end from March 31 to December 31.

The reconciliations from income (loss) from continuing operations to EBITDA for the three and six months ended June 30, 2006 and 2005 are as follows (dollars in thousands):

                                  Three Months        Six Months
                                 Ended June 30,      Ended June 30,
                               ------------------  ------------------
                                 2006      2005      2006      2005
                               --------  --------  --------  --------
Income (loss) from
 continuing operations             $415     $(952)   $1,157   $(3,629)
Depreciation and amortization       521       308       987       625
Interest and other income          (125)      (74)     (235)     (152)
Trading portfolio loss              213      --         230      --
Interest expense                    406       353       808       464
Income tax expense                  119        17       226      --
                               --------  --------  --------  --------
EBITDA                           $1,549     $(348)   $3,173   $(2,692)
                               ========  ========  ========  ========

The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Wednesday, August 16, 2006. To participate in the call, participants should dial 1-212-896-6074 approximately ten minutes prior to the start time of the call. A telephonic replay of the call may be accessed by dialing 1-800-633-8284 and entering access code 21301762. The replay will be available from 1:00 p.m. Eastern time on Wednesday, August 16, 2006, until 6:00 p.m. Eastern time on Thursday, August 17, 2006. The conference call will also be available for 30 days through the Company's website at www.careguide.com and at www.earnings.com.

Headquartered in Coral Springs, Florida, CareGuide (formerly known as Patient Infosytems, Inc.) is a national health and care management company. CareGuide's technology platform translates population data into actionable information, leading to individualized care plans. The Company's multidisciplinary care management team is focused on consistent execution of physician-guided, evidence-based care planning, producing optimal health outcomes by empowering individuals and connecting a fragmented healthcare support system. Visit www.careguide.com for more information.

This release contains information about management's view of the Company's future expectations, financial results, plans and prospects, and its ability to add customers, expand service offerings to existing customers and improve its operating results in future periods that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the Company's filed Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, filed with the SEC on June 29, 2006, and the Company's Quarterly Report on Form-10QSB for the quarter ended June 30, 2006, as well as other documents the Company files with the SEC.

              PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
                            d/b/a CAREGIUDE
                      CONSOLIDATED BALANCE SHEETS
              (In thousands, except share and par values)

                                                   June 30,  March 31,
                                                     2006      2006
                                                   --------  --------
ASSETS                                            (Unaudited)
Current assets:
 Cash and cash equivalents                           $7,810    $8,399
 Restricted cash available for current liabilities    4,514     4,894
 Securities available for sale                           52        99
 Securities held for trading                            614       827
 Notes receivable                                       345       340
 Accounts receivable, net of allowance for
  doubtful accounts of $514 and 430, respectively     2,976     3,859
 Prepaid expenses and other current assets              587       440
 Current assets of discontinued operations              350       351
                                                   --------  --------
   Total current assets                              17,248    19,209
Property and equipment, net                           1,402     1,511
Intangibles and other assets, net                     3,932     4,219
Goodwill                                             28,695    28,666
Restricted cash                                         969       618
                                                   --------  --------
   Total assets                                     $52,246   $54,223
                                                   ========  ========

LIABILITIES, STOCKHOLDERS' EQUITY
Current liabilities:
 Claims payable                                      $7,340    $8,260
 Accounts payable and accrued expenses                4,558     6,095
 Deferred revenue                                     1,342     1,355
 Note payable                                           300       300
 Current income tax liability                           245        93
 Current portion of capital lease obligations            29        67
 Current liabilities of discontinued operations       1,276     1,018
                                                   --------  --------
   Total current liabilities                         15,090    17,188
Long-term liabilities:
 Line of credit                                       8,000     8,000
 Deferred tax liability                                --          28
 Legal settlement payable, net of current portion       300       300
                                                   --------  --------
   Total liabilities                                 23,390    25,516
                                                   --------  --------

Commitments and contingencies

Stockholders' equity:
 Common stock, $0.01 par value, 80,000,000
  shares authorized; 67,538,976 shares
  issued and outstanding                                675       675
 Additional paid-in capital                          61,774    61,742
 Other comprehensive loss                               (13)       (1)
 Accumulated deficit                                (33,580)  (33,709)
                                                   --------  --------
   Total stockholders' equity                        28,856    28,707
                                                   --------  --------
Total liabilities, and stockholders' equity         $52,246   $54,223
                                                   ========  ========

              PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
                            d/b/a CAREGUIDE
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)

                                                   Three Months Ended
                                                        June 30,
                                                   ------------------
                                                     2006      2005
                                                   --------  --------
Revenues:
 Capitation revenue                                  $8,901   $12,137
 Administrative and fee revenue                       4,896     2,423
                                                   --------  --------
   Total revenues                                    13,797    14,560
Cost of services - direct service costs               9,889    13,536
                                                   --------  --------
Gross profit                                          3,908     1,024
                                                   --------  --------

Operating costs and expenses:
 Selling, general and administrative expense          2,359     1,372
 Depreciation and amortization                          521       308
                                                   --------  --------
   Total operating costs and expenses                 2,880     1,680
                                                   --------  --------

Operating income (loss) from continuing operations    1,028      (656)

Other (expense) income:
 Interest income                                        125        74
 Trading portfolio loss                                (213)     --
 Interest expense                                      (406)     (353)
                                                   --------  --------
   Income (loss) from continuing operations before
    income taxes and discontinued operations            534      (935)
Income tax expense                                     (119)      (17)
                                                   --------  --------
Income (loss) from continuing operations                415      (952)
(Loss) income from discontinued operations             (286)      221
                                                   --------  --------
Net income (loss)                                       129      (731)
                                                   --------  --------
Accretion of preferred stock                           --         (38)
                                                   --------  --------
Net income (loss) attributable
 to common stockholders                                $129     $(769)
                                                   ========  ========

Net income (loss) income per common
 share-basic and diluted:
  Income (loss) from continuing operations            $0.01    $(0.12)
  Discontinued operations                            $(0.01)     0.03
                                                   --------  --------
   Net income (loss)                               $   --      $(0.09)
                                                   ========  =========
Weighted average common shares outstanding
 Basic                                               67,539     8,256
                                                   ========  ========
 Diluted                                             70,411     8,256
                                                   ========  ========
Comprehensive loss not included above                  $(12) $    --
                                                   ========  ========

              PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
                            d/b/a CAREGUIDE
           CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                        (Dollars in thousands)

                                                   Three Months Ended
                                                        June 30,
                                                   ------------------
                                                     2006       2005
                                                   --------  --------
Cash used in operating activities:
 Cash received from customers                       $11,320    $9,266
 Direct provider costs and claims settlements paid   (3,732)   (5,203)
 Salary and benefits paid                            (4,780)   (2,733)
 Rent expense paid                                     (603)     (295)
 Professional fees paid                                (939)     (207)
 Other operating expenses paid                       (1,714)   (1,014)
 Other income received                                  125        74
 Interest expense paid                                 (183)     (116)
 Income taxes paid                                      (13)      (17)
                                                   --------  --------
   Net cash used in operating activities               (519)     (245)
                                                   --------  --------

Cash provided by (used in) investing activities:
 Purchases of property and equipment                    (61)     (162)
 Restricted deposits, net                                29      (460)
                                                   --------  --------
   Net cash used in investing activities                (32)     (622)
                                                   --------  --------

Cash provided by (used in) financing activities:
 Principal payments of capital lease obligations        (38)      (80)
 Proceeds from borrowing under
  line of credit facility                              --       1,200
                                                   --------  --------
   Net cash (used in) provided
    by financing activities                             (38)    1,120
                                                   --------  --------

Net (decrease) increase in cash
 and cash equivalents                                  (589)      253
Cash and cash equivalents, beginning of period        8,399     1,432
                                                   --------  --------
Cash and cash equivalents, end of period             $7,810    $1,685
                                                   ========  ========

Reconciliation of net income (loss) to net cash
 used in operating activities:
  Net income (loss) from continuing operations         $415     $(952)
  Adjustments to reconcile income (loss) from
   continuing operations to net cash provided by
   (used in) continuing operations:
    Depreciation and amortization                       521       308
    Stock option compensation                            21        18
    Amortization of warrants                            219       219
    Increase (decrease) in accounts receivable          883    (1,482)
    Increase in prepaid expenses and
     other current assets                              (193)     (229)
    (Decrease) increase in claims payable              (920)    1,434
    Decrease in accounts payable
     and accrued expenses                            (1,682)     (205)
    (Decrease) increase in deferred revenue             (78)      422
    Increase in current income tax liability            152      --
    Deferred tax benefit                                (43)     --
    Reverse trading portfolio loss                      213      --
                                                   --------  --------
   Net cash used in continuing operations              (492)     (467)
                                                   --------  --------

(Loss) income from discontinued operations             (286)      221
Adjustments to reconcile (loss) income from
 discontinued operations to net cash provided
 by discontinued operations:
  Decrease in current assets
   of discontinued operations                             1        64
  Increase (decrease) in current liabilities
   of discontinued operations                           258       (63)
                                                   --------  --------
   Net cash (used in) provided by
    discontinued operations                             (27)      222
                                                   --------  --------
Net cash used in operating activities                 $(519)    $(245)
                                                   ========  ========
                                -END-